UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND JOHN N. STAPLES III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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As previously disclosed, on May 6, 2009, Vista Equity Partners Fund III, L.P. (“Vista Fund III”) submitted a proposal to acquire SumTotal Systems, Inc. (the “Company”) in a merger in which stockholders would receive $4.50 per share in cash (the “Proposal”). On May 10, 2009, in a letter addressed to the Company’s Board of Directors (the “Confirmation Letter”), Vista Fund III notified the Company that it had completed confirmatory due diligence and confirmed its desire to enter into a merger agreement with respect to the Proposal.
The foregoing description is qualified in its entirety by reference to the Confirmation Letter, a copy of which is included as Annex A hereto, which is incorporated by reference herein, and the letter setting forth our Proposal, which was included as Annex A to the Schedule 14A filed on May 6, 2009, by Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”).
There can be no assurance that the Company will agree to enter into a merger agreement with Vista Fund III, that any transaction will occur on the terms set forth in the Proposal or that any transaction will occur at all.
Vista Fund III issued a press release regarding the Confirmation Letter on May 11, 2009, a copy of which is included as Annex B hereto and is incorporated herein by reference.
The Participants filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
The Company announced in its annual report on Form 10-K for the year ended December 31, 2008, that it would hold its annual meeting of stockholders on June 12, 2009. However, the merger agreement between the Company and an affiliate of Accel-KKR, dated April 23, 2009, and the merger agreement contemplated by the Confirmation Letter, requires that the Company convene a meeting of stockholders to vote on the relevant merger as promptly as reasonably practicable following the mailing of proxy statements and prohibits any matter other than the merger from being considered at that meeting. If the Company is acquired in a merger, it will not have public stockholders and there will be no public participation in any future meeting of stockholders. As a result of the uncertainty concerning the timing of the annual meeting of the Company’s stockholders, there can be no assurance regarding what actions we may take with respect to our preliminary proxy statement or the election of our nominees to the Company’s board of directors.
WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.
If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).
* * *

ANNEX A
May 10, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Ladies and Gentlemen:
Vista Equity Partners Fund III, L.P. (“Vista”) greatly appreciates the opportunity you have afforded us to complete our confirmatory due diligence with respect to an acquisition of SumTotal Systems, Inc. We have reviewed the information provided, and we are now pleased to confirm our proposal (the “Proposal”) initially submitted on May 6, 2009. This Proposal contemplates an acquisition of the Company in a merger, fully funded by Vista, pursuant to which your shareholders would receive $4.50 in cash for each share of common stock.
As you are aware, acting in parallel with our completion of due diligence, our legal advisors have worked with yours to arrive at forms of the merger agreement and ancillary documents, including equity commitment and guarantee letters. We are attaching these documents in final form to this letter, and we will execute them immediately upon notification from you that you intend to terminate the existing merger agreement filed by the Company under form 8-K on April 24, 2009 (the “Existing Merger Agreement”). As you know, our agreement contemplates the continuation of the existing “go shop” period outlined in the Existing Merger Agreement and provides that (i) should a party other than the party to the Existing Merger Agreement (and/or its affiliates) make a superior proposal during this period, and (ii) should we decline to match this new proposal which the Company properly accepts in accordance with the provisions of our agreement, then the Company would not be obligated to pay Vista any breakup fee.
We trust that you agree that our Proposal now constitutes a Superior Proposal as defined in the Existing Merger Agreement, and that you will immediately notify the other party to the Existing Merger Agreement of this determination. We wish to reiterate our resolve to complete this acquisition and look forward to doing so as quickly as possible, as we believe that swiftly removing the increasing uncertainty and distraction causes by this process is in the best interests of the Company’s shareholders, employees, customers and partners. We look forward to a prompt response to our Proposal.
This Proposal shall (i) become irrevocable upon delivery of notice by you to us that you have delivered the notice contemplated by Section 5.3(f)(iv) of the Existing Merger Agreement in respect of this Proposal and (ii) remain irrevocable until 10:00 a.m., San Francisco time, on the next Business Day (as defined in the Existing Merger Agreement) following the expiration of the related Notice Period (as defined in the Existing Merger Agreement).

Sincerely, VISTA EQUITY PARTNERS FUND III, L.P.
By:	VISTA EQUITY PARTNERS FUND III GP, LLC
Its:	General Partner

By:	VEFIIGP, LLC

Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Its: Managing Member
Cc RBC Capital Markets, attention Devon Ritch, Dave Ramazetti, Peter Gant, Louis Draper; Wilson Sonsini Goodrich & Rosati, Professional Corporation, attention Jeffrey Cannon, Brad Finkelstein, Katharine Martin

ANNEX B
For Immediate Release
VISTA EQUITY PARTNERS CONFIRMS ITS OFFER TO ACQUIRE
SUMTOTAL SYSTEMS FOR $4.50 PER SHARE IN CASH
San Francisco, CA, May 11, 2009 — Vista Equity Partners Fund III, L.P. (“Vista”) has confirmed to the Board of Directors of SumTotal Systems, Inc. (“SumTotal” or “the Company”) (NASDAQ: SUMT) its offer to acquire SumTotal for $4.50 per share in cash. The offer values the Company’s outstanding equity at approximately $146 million. Vista, which owns approximately 13% of SumTotal’s outstanding Common Stock, is the Company’s largest stockholder. Vista focuses on equity transactions involving enterprise software businesses and technology-enabled solutions companies.
Vista has completed its confirmatory due diligence, and has provided documentation in final form to SumTotal which it is prepared to execute upon notification from SumTotal that it intends to terminate its existing merger agreement. The acquisition will be fully funded by Vista.
Robert F. Smith, Managing Principal of Vista Equity Partners, said, “Vista appreciates the opportunity SumTotal has afforded us to complete our confirmatory due diligence with respect to an acquisition. We believe that the terms of our proposal present a superior alternative for the Company’s stockholders and trust that the SumTotal board of directors will agree. We look forward to completing this transaction as quickly as possible, as we believe that a swift resolution which removes the increasing uncertainty and distraction of this process is in the best interests of the Company’s shareholders, employees, customers and partners.”
Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”) filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.
If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).
About Vista Equity Partners
Vista Equity Partners (“VEP”), a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. VEP was founded in 2000 and is focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, VEP has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the VEP team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista Equity Partners’ financial and operational abilities combined with its depth of experience in the software sector enable VEP to complete diligence quickly and to provide a high degree of deal certainty. VEP is currently investing out of its latest fund, $1.3 billion Vista Equity Partners Fund III, which closed in 2008.
Contacts
Diana Postemsky / Jeffrey Taufield, Kekst and Company: 212-521-4800